Exhibit 2.2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This First Amendment to Agreement and Plan of Merger and Reorganization (this “Amendment”), dated and effective July ___, 2024 (the “Effective Date”), amends that certain Agreement and Plan of Merger and Reorganization dated March 29, 20241 (the “Merger Agreement”), by and between Kidpik Corp., a Delaware corporation (“Parent”), Kidpik Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Nina Footwear Corp., a Delaware corporation (the “Company”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, the Parent, Merger Sub and the Company, desire to enter into this Amendment to amend the Merger Agreement on the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendment to Merger Agreement. Effective as of the Effective Date Section 9.1(b) of the Merger Agreement shall be amended and restated to read in its entirety as follows:

“(b) by either Parent or the Company if the Contemplated Transactions shall not have been consummated by December 31, 2024, unless otherwise extended in the sole discretion of the Parent and the Company (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s (or, in the case of Parent, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Proxy Statement had not Cleared Comments by the date which is thirty (30) calendar days prior to the End Date, then either Parent or Company shall be entitled to extend the End Date for an additional forty (40) calendar days by prior written notice to the other;”

2. Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Amendment and the transactions contemplated herein.

1 https://www.sec.gov/Archives/edgar/data/1861522/000149315224012463/ex2-1.htm

First Amendment to Merger Agreement

3. Mutual Representations, Covenants and Warranties. Each of the parties, for themselves and for the benefit of each of the other parties hereto, represents, covenants and warranties that:

(a) Such party has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and thereby. This Amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such party and the consummation of the transactions contemplated hereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such party is bound or affected; and

(c) Any individual executing this Amendment on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Amendment on behalf of such entity.

4. Further Assurances. The parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Amendment and the transactions contemplated herein.

5. Effect of Amendment. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “Merger Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Merger Agreement, as applicable, as modified and amended hereby.

6. Merger Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Merger Agreement and the terms and conditions thereof shall remain in full force and effect.

7. Entire Agreement. This Amendment sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

8. Construction. In this Amendment words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

9. Governing Law. The provisions of Section 10.5 of the Merger Agreement are incorporated by reference herein in their entirety.

10. Counterparts and Signatures. This Amendment and any signed agreement or instrument entered into in connection with this Amendment, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

First Amendment to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written to be effective as of the Effective Date.

“Parent”

KIDPIK CORP.

By:	/s/ Jill Pasechnick
Name:	Jill Pasechnick
Title:	Chief Accounting Officer

“Merger Sub”

KIDPIK MERGER SUB, INC.

By:	/s/ Jill Pasechnick
Name:	Jill Pasechnick
Title:	Chief Accounting Officer

“Company”

NINA FOOTWEAR CORP.

By:	/s/ Ezra Dabah
Name:	Ezra Dabah
Title:	Chief Executive Officer

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First Amendment to Merger Agreement